EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4, Amendment No. 2, and the related Prospectus of UMT Holdings, L.P. for the registration of Class A Senior Subordinated Debentures due 2015 in connection with the merger with United Mortgage Trust and to the inclusion therein of our report dated February 17, 2006, with respect to the consolidated financial statements of UMT Holdings, L.P. as of December 31, 2005 and 2004 and for the two years ended December 31, 2005 and the period from March 14, 2003 (Inception) through December 31, 2003.
/s/ Whitley Penn LLP
Dallas, Texas
May 10, 2006